Exhibit 99.1

CorMedix Receives CE Mark for Neutrolin® Catheter Lock Solution

Drug - Device Shown to Prevent Catheter Related Bloodstream Infections and Maintain Catheter Patency, a Major Health Issue for Patients Requiring Long-term Catheter Use -

- Company to Hold Investor Conference Call on July 8th at 9 am ET -

Bridgewater, NJ, July 5, 2013 — CorMedix Inc. (NYSE MKT: CRMD) today announced that it has received CE Mark approval for Neutrolin®, a catheter lock solution, for patients with central venous catheters on hemodialysis secondary to advanced chronic kidney disease. The Neutrolin solution includes an anti-coagulant and broad-spectrum antimicrobial (antibacterial and antifungal) combination that is active against common microbes including antibiotic-resistant strains, and in addition, inhibits the formation of biofilm. Neutrolin, as a catheter lock solution, has been proven to significantly reduce the incidence of catheter related bloodstream infections (CRBIs) as well as maintain catheter patency by inhibiting thrombosis, thus reducing the need for systemic antibiotics and prolonging central venous catheter life.

CorMedix received the CE Mark for Neutrolin as a Class III device, which allows the company the ability to market and sell the catheter lock solution in European Union (EU) member countries that have adopted the Medical Devices Directive (MDD) without being subject to additional national regulations with regard to demonstration of performance and safety (although certain EU member countries may request or require additional performance and/or safety data on a case-by-case basis). The CE mark also permits the sale of Neutrolin in countries that have an MDD Mutual Recognition Agreement with the EU.

“Receipt of the CE mark for Neutrolin as a Class III device is a significant accomplishment for CorMedix, as this registration required rigorous regulatory review against high clinical and manufacturing standards,” said Randy Milby, CorMedix's Chief Executive Officer. “We are well prepared to make this important medical device available to patients with central venous catheters on hemodialysis. We look forward to Neutrolin being widely available in Europe with commercialization efforts led by national sales manager Joachim Petrak and his team at CorMedix Europe GmbH.”

CorMedix Europe GmbH will launch Neutrolin in Germany and Austria initially. The company is in discussions with potential partner companies to market in Europe, the Middle East and Asia.

Neutrolin is indicated for the prevention of catheter related bloodstream infections (CRBI) and maintenance of catheter patency in hemodialysis (HD) patients. The company has longer term goals to expand its use in oncology patients requiring catheters as well as in additional indications. CorMedix is also now poised to pursue a regulatory strategy for approval of Neutrolin in the United States.

CorMedix also announced the receipt in late May of funds from two longtime investors Elliott Management and Kingsbrook Partners to further support the commercialization of Neutrolin.

CorMedix will host a webcast teleconference on July 8, 2013 at 9 am ET to further discuss the significance of the CE Mark designation, the commercial plan for Neutrolin going forward, and other related developments. Please call 866-866-1333 or 404-260-1421 approximately 10-15 minutes before the conference.

About Neutrolin

Patients undergoing hemodialysis require access to the vascular system in order to perform treatments on a multiple scheduled basis each week. According to the American Journal of Kidney Diseases, February 2008, approximately 81,000 hemodialysis patients in the United States relied on a central venous catheter. One of the major complications in the use of a central venous catheter for hemodialysis treatment is CRBIs and the inflammatory complications associated with them. Assuming an average of two episodes of CRBIs per year, there would be 162,000 episodes per year. Further stated in the American Journal of Kidney Diseases, the total annual cost in the United States of treating all CRBI episodes and their complications would amount to approximately $777 million. CRBIs and inflammatory complications are a primary cause of morbidity in the end-stage renal disease hemodialysis patient population, and the second most common cause of mortality.

There is a significant need for prevention of CRBIs in the hemodialysis patient population as well as for other patient populations utilizing central venous catheters, such as oncology/chemotherapy, total parenteral nutrition and intensive care unit patients.

Neutrolin® is a catheter lock solution for the prevention of catheter related bloodstream infections (CRBI) and maintenance of catheter patency in hemodialysis patients. It includes an anti-coagulant and broad-spectrum antimicrobial (antibacterial and antifungal) combination that is active against common microbes including antibiotic-resistant strains, and in addition, inhibits the formation of biofilm. Using Neutrolin® as a catheter lock solution is designed to significantly reduce the incidence of CRBIs, thus reducing the need for local and systemic antibiotics while prolonging catheter life. For more information, visit http://www.cormedix.com/pipeline.php.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease. CorMedix most advanced product candidate is CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see http://www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks of launch and market acceptance of our products; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain its listing on the NYSE MKT. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts:

Mike Beyer

Sam Brown Inc.

(773) 463-4211

beyer@sambrown.com